As filed with the Securities and Exchange Commission on May 11, 2005

Registration No. 333-123629

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment
No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Delta Air Lines, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-0218548
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Hartsfield-Jackson Atlanta
International Airport
Atlanta, Georgia 30320
(404) 715-2600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gregory L. Riggs, Esq.
Senior Vice President — General Counsel
and Chief Corporate Affairs Officer
Delta Airlines, Inc.
P.O. Box 20706
Atlanta, Georgia 30320-6001
(404) 715-2611

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Richard D. Truesdell, Jr., Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2005

PROSPECTUS

$500,000,000

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
RIGHTS
WARRANTS
PURCHASE CONTRACTS
UNITS

     We may offer from time to time common stock, preferred stock, debt securities, rights, warrants, purchase contracts or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2005

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Delta”, the “company”, “we,” “us,” and “our” refer to Delta Air Lines, Inc.

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WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by us at the SEC’s public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Delta’s SEC filings are also available to the public over the internet at http://www.sec.gov and at Delta’s website, www.delta.com. The contents of our website are not incorporated into this prospectus.

     We incorporate by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (other than current reports furnished on Form 8-K under Items 2.02 and 7.01).

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Current Report on Form 8-K/A filed on January 20, 2005 and Current Reports on Form 8-K filed on January 27, 2005, March 4, 2005, March 23, 2005, March 29, 2005, and May 4, 2005.

     The information incorporated by reference in this prospectus is considered to be a part of this prospectus, and information that we file later with the SEC, prior to the termination of this offering, will automatically update and supersede this information.

     Any party to whom this prospectus is delivered may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus), at no cost, by writing or telephoning Delta at Delta Air Lines, Inc., Investor Relations, Dept. No. 829, P.O. Box 20706, Atlanta, GA 30320, telephone no. (404) 715-2600.

FORWARD-LOOKING STATEMENTS

     This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. When used in this prospectus, the words “expects,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our expectations. For examples of such risks and uncertainties, please see “Risk Factors” in this prospectus. Additional information concerning these and other factors is contained in our SEC filings, including but not limited to our Forms 10-K, 10-Q and 8-K.

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SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes and other information incorporated by reference, before making an investment decision.

Delta

     We are a major air carrier that provides scheduled air transportation for passengers and cargo throughout the United States and around the world. Based on calendar year 2004 data, we are the second-largest carrier in terms of passengers carried and the third-largest airline as measured by operating revenues and revenue passenger miles flown. We are a leading U.S. transatlantic airline, serving the largest number of nonstop markets and offering the most daily flight departures. Among U.S. airlines, we have the second-most transatlantic passengers. We operate hubs in Atlanta, Cincinnati and Salt Lake City. We also operate international gateways in Atlanta and at New York’s John F. Kennedy International Airport.

     Our principal executive offices are located at Hartsfield-Jackson Atlanta International Airport, Atlanta, Georgia 30320-6001 and our telephone number is (404) 715-2600.

About this Prospectus

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Risk Factors

     You should carefully consider all of the information in this prospectus and, in particular, you should evaluate the specific risk factors set forth under the heading “Risk Factors”, beginning on page 3.

Ratios of Earnings (Loss) to Fixed Charges
and of Earnings (Loss) to Combined
Fixed Charges and Preferred Stock Dividends

     The following table sets forth our consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the periods indicated. The data presented in this table are derived from and should be read in conjunction with our audited financial statements incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2004 and our unaudited financial statements incorporated by reference from our quarterly report on From 10-Q for the quarter ended March 31, 2005.

						Three Months Ended
	Fiscal Year					March 31,
	2004[1]	2003[1]	2002[1]	2001[1]	2000	2005[1]	2004[1]
Ratio of earnings (loss) to fixed charges	—	—	—	—	2.42	—	—
Ratio of earnings (loss) to combined fixed charges and preferred stock dividends	—	—	—	—	2.37	—	—

[1]	Both (1) fixed charges and (2) combined fixed charges and preferred stock dividends exceeded our adjusted earnings (loss) by $4.0 billion, $1.2 billion, $2.0 billion and $1.8 billion for the years ended December 31, 2004, 2003, 2002, and 2001, respectively, and $1.2 billion and $0.6 billion for each of the quarters ended March 31, 2005 and 2004, respectively.

RISK FACTORS

     You should carefully consider each of the following risks and all of the other information set forth in this prospectus and any prospectus supplement before deciding to invest in our securities. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities.

Risk Factors Relating to Delta

If we are unsuccessful in further reducing our operating expenses and continue to experience significant losses, we will need to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code.

     We reported a net loss of $5.2 billion, $773 million and $1.3 billion for the years ended December 31, 2004, 2003 and 2002, respectively. Our unaudited net loss was $1.1 billion for the March 2005 quarter. We expect our revenue and cost challenges to continue. In addition, Deloitte & Touche LLP, our independent registered public accounting firm, issued a Report of Independent Registered Public Accounting Firm related to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “Form 10-K”) that contains an explanatory paragraph that makes reference to uncertainty about our ability to continue as a going concern. Future reports may continue to contain this explanatory paragraph.

     In connection with our restructuring efforts in the December 2004 quarter, we determined that there are anticipated annual benefits from our transformation plan sufficient for us to achieve financial viability by way of an out-of-court restructuring, including reduction of pilot costs of at least $1 billion annually by the end of 2006 and other benefits of at least $1.7 billion annually by the end of 2006 (in addition to the approximately $2.3 billion of annual benefits (compared to 2002) achieved by the end of 2004 through previously implemented profit improvement initiatives). This determination, however, was based on a number of material assumptions, including, without limitation, assumptions about fuel prices, passenger mile yield, actions by competitors and our access to additional sources of financing on acceptable terms. Any number of these assumptions, many of which, such as fuel prices, are not within our control, could prove to be incorrect.

     Even if we achieve all of the approximately $5 billion in targeted annual benefits from our transformation plan, we may need even greater cost savings because our industry has been subject to progressively increasing competitive pressure. We cannot assure you that the anticipated benefits of our transformation plan will be achieved or that these benefits, if achieved, will be adequate for us to maintain financial viability. In addition, jet fuel prices in the March 2005 quarter were significantly higher than we had assumed in our business plan and the forward curve for crude oil implies substantially higher jet fuel prices for the remainder of 2005 than our business plan assumes. As a result, we are evaluating potential strategies intended to achieve additional cost savings, defer capital expenditures or increase revenue, but we cannot assure you that we will be successful in negating the effect of jet fuel prices if they remain at historically high prices or increase further.

     In addition, our transformation plan involves significant changes to our business. We cannot assure you that we will be successful in implementing some of the initiatives under the plan or that key elements, such as employee job reductions, will not have an adverse impact on our business and results of operations, particularly in the near term. Although we have assumed that incremental revenues from our transformation plan will more than offset related costs, in light of the competitive pressures we face, we cannot assure you that we will be successful in realizing sufficient incremental revenues to offset related costs.

     If we continue to experience significant losses, we would need to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code. A restructuring under Chapter 11 of the U.S. Bankruptcy Code may be particularly difficult because we pledged substantially all of our remaining unencumbered collateral in connection with transactions we completed in the December 2004 quarter as a part of our out-of-court restructuring.

We have substantial liquidity needs, and there is no assurance that we will be able to obtain the necessary financing to meet those needs on acceptable terms, if at all.

     Even if we are successful in achieving all of the approximately $5 billion in targeted benefits under our transformation plan, we do not expect to achieve the full $5 billion until the end of 2006. As we transition to a lower cost structure, we continue to face significant challenges due to low passenger mile yields, historically high fuel prices, and other cost pressures. Accordingly, we believe that we will record a substantial net loss in 2005, and that our cash flows from operations will not be sufficient to meet all of our liquidity needs for that period. Our ability to fund our obligations and maintain adequate liquidity for the nine months ending December 31, 2005 will depend on a number of factors not within our control, including the level of aircraft fuel prices and passenger mile yield and the terms of our renewal or replacement Visa/Mastercard processing contract because the existing contract expires in August 2005. Because substantially all of our assets are encumbered and our credit ratings have been substantially lowered, we do not expect to be able to obtain any material amount of additional debt financing. Unless we are able to increase our revenues, further decrease our costs, sell assets or access the capital markets by issuing equity or convertible debt securities in sufficient amounts to cover increases in costs, decreases in revenue and decreases in liquidity as a result of factors outside our control, we expect that our cash and cash equivalents and short-term investments will be substantially lower at December 31, 2005 than at March 31, 2005.

     If the assumptions underlying our business plan prove to be incorrect in any material adverse respect and we are unable to increase our revenues, further decrease our costs, to sell assets or access the capital markets in sufficient amounts, or if our level of cash and cash equivalents and short-term investments otherwise declines to an unacceptably low level, we would need to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code.

Our GE Commercial Finance Facility and our financing agreement with Amex impose substantial restrictions on our financial and business operations.

     Our financing agreement with GE Commercial Finance and other lenders ( “GE Commercial Finance Facility”) and our financing agreement with American Express Travel Services Company, Inc. (“Amex”) restrict our ability to, among other things, incur additional indebtedness, pay dividends or make other payments on investments, consummate asset sales or similar transactions, create liens, merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. These financing agreements also contain covenants that require us to meet financial tests in order to continue to borrow under those facilities and to avoid a default that might lead to an early termination of those facilities. The terms of the financing agreements, including these covenants, are generally described in Note 6 of the Notes to the Consolidated Financial Statements in our Form 10-K.

     At March 31, 2005, we were in compliance with our financial covenants. However, there is significant uncertainty whether we will be in compliance with all of these covenants in the near-term or in future periods due to:

•	the volatility of fuel prices, which remain at historically high levels. Crude oil is a component of jet fuel. Crude oil prices are volatile and may increase or decrease significantly. Our business plan assumes that the average annual jet fuel price per gallon in 2005 will be approximately $1.22 (with each 1¢ increase in the average annual jet fuel price per gallon increasing our liquidity needs by approximately $25 million per year, unless we are successful in offsetting some or all of this increase through fare increases or additional cost reduction initiatives). During the March 2005 quarter, our average jet fuel price per gallon was $1.42. The forward curve for crude oil currently implies substantially higher jet fuel prices for the remainder of 2005 than our business plan assumes. We have no hedges or contractual arrangements that would reduce our jet fuel costs below market prices.

•	the expiration of our current Visa/MasterCard processing contract in August 2005 and the likelihood that our renewal or replacement processing contract will require a significant cash holdback to cover the processor’s exposure for tickets sold, but not yet flown. Our Visa/MasterCard processing contract is important to our business because a substantial number of tickets that we sell are purchased using Visa or MasterCard credit card.

•	the potential that other assumptions underlying our business plan prove to be incorrect in any material adverse respect. Many of these assumptions are not within our control, such as passenger mile yield, actions by competitors, pension funding obligations, interest rates, the achievement of all of the approximately $5 billion of targeted benefits (compared to 2002) of our transformation plan and our access to financing.

     Due to the volatility of fuel prices, we are currently seeking an amendment to the financial covenant that requires us to achieve certain levels of EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent, as defined) to reduce the level of EBITDAR we are required to achieve. We cannot predict the outcome of this matter.

     Failure to comply with the financial covenants or certain other requirements of the GE Commercial Finance Facility and our financing agreement with Amex could result in the outstanding borrowings under these agreements becoming immediately due and payable (unless the lenders waive any resulting event of default). If this were to occur, or if our level of cash and cash equivalents and short-term investments otherwise declines to an unacceptably low level, we would need to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code.

Our indebtedness and other obligations are substantial and materially adversely affect our business and our ability to incur additional debt to fund future needs.

     We have now and will continue to have a significant amount of indebtedness and other obligations, as well as substantial pension funding obligations. As of March 31, 2005, we had approximately $14.1 billion of total consolidated indebtedness, including capital leases. We also have minimum rental commitments with a present value of approximately $6.4 billion under noncancelable operating leases with initial terms in excess of one year. On December 1, 2004, we received an aggregate of $830 million in financing pursuant to the GE Commercial Finance Facility and our financing agreement with Amex. In addition, we received the final $250 million prepayment under our financing agreement with Amex on March 1, 2005. Except for commitments to finance our purchases of regional jet aircraft in 2005 and 2006, we have no available lines of credit. Additionally, we believe that our access to additional financing on acceptable terms is limited, at least in the near term.

     Our substantial indebtedness and other obligations have, and in the future could continue to, negatively impact our operations by:

•	requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the funds available to us for other purposes;

•	making us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events, limiting our ability to withstand competitive pressures and reducing our flexibility in planning for, or responding to, changing business and economic conditions; and

•	placing us at a competitive disadvantage to our competitors that have relatively less debt than we have.

     Our GE Commercial Finance Facility and our financing agreement with Amex contain customary events of default, including cross-defaults to each other and to certain of our other debt and obligations. Likewise, an event of default under either or both of our GE Commercial Finance Facility and our financing agreement with Amex could result in an event of default under a significant amount of our other debt and obligations. As a result, upon the occurrence of an event of default under our GE Commercial Finance Facility and our financing agreement with Amex or certain of our other debt and obligations, the outstanding obligations under a significant amount of our indebtedness may be accelerated and become due and payable immediately (unless the lenders waive the events of default). If this were to occur, we would need to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code. A restructuring under Chapter 11 of the U.S. Bankruptcy Code may be particularly difficult because we pledged substantially all of our unencumbered collateral in connection with our out-of-court restructuring in the December 2004 quarter.

Our pension plan funding obligations are significant, are affected by factors beyond our control and could have a material adverse impact on our liquidity.

     We sponsor qualified defined benefit pension plans for eligible employees and retirees. Our funding obligations under these plans are governed by the Employee Retirement Income Security Act of 1974 (“ERISA”). We met our required funding obligations for these plans under ERISA in 2004.

     Estimates of the amount and timing of our future funding obligations under our pension plans are based on various assumptions. These include assumptions concerning, among other things, the actual and projected market performance of the plan assets, future long-term corporate bond yields, statutory requirements and demographic data for pension plan participants, including the number of participants, their salaries and the rate of participant attrition. The amount and timing of our future funding obligations also depend on the level of early retirements by pilots.

     Assuming current funding rules and the continuation of the interest rate relief provided under the Pension Funding Equity Act of 2004, we currently estimate that our funding obligations under our pension plans for 2006, 2007 and 2008 will be approximately $600 million, $950 million, and $1.6 billion, respectively, of which approximately $420 million, $780 million and $1.4 billion, respectively, relates to our qualified defined benefit pension plans. These estimated funding obligations can vary materially from actual funding obligations because the estimates are based on various assumptions, including those described above.

     On April 20, 2005 the Employee Pension Preservation Act of 2005 was introduced in the U.S. Senate and, on May 4, 2005, the Employee Pension Preservation and Taxpayer Protection Act of 2005 was introduced in the U.S. House of Representatives (collectively, the “Pension Preservation Act”). Under the Pension Preservation Act, an airline can extend to 25 years the time during which payments can be made of any unfunded liability existing under its qualified defined benefit pension plans at the date of the airline’s election to comply with the Pension Preservation Act. Such an extension of payments can occur under the Pension Preservation Act only if an airline elects to either (1) freeze its qualified defined benefit pension plans, or (2) immediately fund any future benefit accruals under its qualified defined benefit pension plans. The Pension Preservation Act also allows an airline making such an election to calculate the liability under its qualified defined benefit plans using long term funding assumptions rather than the short term assumptions otherwise required under existing law. Assuming the Pension Preservation Act is enacted as proposed, we believe that our total pension funding obligations for 2006 through 2008 will be substantially lower than our estimates above. While we support the Pension Preservation Act, we cannot predict whether it, or any other pension legislation, will be enacted.

If our pilots retire prior to their normal retirement at age 60 at greater than historical levels, this could disrupt our operations, negatively impact our revenue and increase our pension funding obligations.

     Under the Delta pilots defined benefit retirement plan (“Pilot Plan”), Delta pilots who retire can elect to receive 50% of their accrued pension benefit in a lump sum in connection with their retirement and the remaining 50% as an annuity after retirement. During certain recent months, our pilots have taken early retirement at greater than historical levels apparently due to (1) a perceived risk of rising interest rates, which could reduce the amount of their lump sum pension benefit; and/or (2) concerns about their ability to receive a lump sum pension benefit if (a) we were to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code and (b) a notice of intent to terminate the Pilot Plan is issued. If early retirements by pilots occur at greater than historical levels in the future, this could, depending on the number of pilots who retire early, the aircraft types these pilots operate and other factors, disrupt our operations, negatively impact our revenues and increase our pension funding obligations significantly. As of March 31, 2005, approximately 1,800 of our 6,500 pilots were at or over age 50 and thus were eligible to retire at the end of April 2005.

Our business is dependent on the price and availability of aircraft fuel. Continued periods of historically high fuel costs or significant disruptions in the supply of aircraft fuel will materially adversely affect our operating results.

     Our operating results are significantly impacted by changes in the availability or price of aircraft fuel. Fuel prices increased substantially in 2004, when our average fuel price per gallon rose 42% to approximately $1.16 as compared to an average price of 81.78¢ in 2003. Our fuel costs represented 16%, 13% and 11% of our operating expenses in 2004, 2003 and 2002, respectively. During the March 2005 quarter, aircraft fuel prices continued to increase and remained at historically high levels. Our average fuel price per gallon for the March 2005 quarter was $1.42, a 49% increase compared to the March 2004 quarter. Due to the competitive nature of the airline industry, we generally have not been able to increase our fares when fuel prices have risen in the past and we may not be able to do so in the future. Even if we are able to increase our fares when fuel prices rise, we do not expect these increases to cover the increase in our fuel costs.

     Our aircraft fuel purchase contracts do not provide material protection against price increases or assure the availability of our fuel supplies. We purchase most of our aircraft fuel from petroleum refiners under contracts that establish the price based on various market indices. We also purchase aircraft fuel on the spot market, from offshore sources and under contracts that permit the refiners to set the price. None of our aircraft fuel requirements are currently hedged.

     Although we are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future.

Our credit ratings have been substantially lowered and, unless we achieve significant reductions in our cost structure, we will be unable to access the capital markets for new borrowings on acceptable terms, which could hinder our ability to operate our business.

     Our business is highly dependent on our ability to access the capital markets. Since September 11, 2001, our senior unsecured long-term debt ratings have been lowered to Ca by Moody’s Investors Service, Inc., C by Standard & Poor’s Rating Services and C by Fitch Ratings. Moody’s and Fitch have stated that their ratings outlook for our senior unsecured debt is negative. Our credit ratings may be lowered further or withdrawn. We do not have debt obligations that accelerate as a result of a credit ratings downgrade. We believe that our access to the capital markets for new borrowings is limited, at least in the near term.

Interruptions or disruptions in service at one of our hub airports could have a material adverse impact on our operations.

     Our business is heavily dependent on our operations at the Hartsfield-Jackson Atlanta International Airport (the “Atlanta Airport”) and at our other hub airports in Cincinnati and Salt Lake City. Each of these hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities and to other Delta hubs. A significant interruption or disruption in service at the Atlanta Airport or at one of our other hubs could have a serious impact on our business, financial condition and operating results.

We are increasingly dependent on technology in our operations, and if our technology fails or we are unable to continue to invest in new technology, our business may be adversely affected.

     We are increasingly dependent on technology initiatives to reduce costs and to enhance customer service in order to compete in the current business environment. For example, we have made significant investments in check-in kiosks, Delta Direct phone banks and related initiatives across the system. The performance and reliability of our technology are critical to our ability to attract and retain customers and our ability to compete effectively. In this challenging business environment, we may not be able to continue to make sufficient capital investments in our technology infrastructure to deliver these expected benefits.

     In addition, any internal technology error or failure, or large scale external interruption in technology infrastructure we depend on, such as power, telecommunications or the internet, may disrupt our technology network. Any individual, sustained or repeated failure of our technology could impact our customer service and result in increased costs. Like all companies, our technology systems may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place, and continue to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly to prevent a business disruption and its adverse financial consequences to our business.

If we experience further losses of our senior management and other key employees, our operating results could be adversely affected, and we may not be able to attract and retain additional qualified management personnel.

     We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plans. Our deteriorating financial performance creates uncertainty that has led and may continue to lead to departures of our officers and key employees. If we were to continue to experience a substantial turnover in our leadership, our performance could be materially adversely impacted. Additionally, we may be unable to attract and retain additional qualified executives as needed in the future.

Employee strikes and other labor-related disruptions may adversely affect our operations.

     Our business is labor intensive, utilizing large numbers of pilots, flight attendants and other personnel. Approximately 19% of our workforce is unionized. Strikes or labor disputes with our and our affiliates’ unionized employees may adversely affect our ability to conduct our business. Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act (“RLA”), which provides that a collective bargaining agreement between an airline and a labor union does not expire, but instead becomes amendable as of a stated date. Our collective bargaining agreement with the Air Line Pilots Association, International (“ALPA”), which represents our pilots, becomes amendable on December 31, 2009. The RLA generally prohibits strikes or other types of self-help actions both before and after a collective bargaining agreement becomes amendable, unless and until the collective bargaining processes required by the RLA have been exhausted.

     Our wholly-owned subsidiary, Atlantic Southeast Airlines, Inc. (“ASA”) is in collective bargaining negotiations with ALPA, which represents ASA’s pilots, and with the Association of Flight Attendants, which represents ASA’s flight attendants, to amend their existing collective bargaining agreements that became amendable in September 2002 and September 2003, respectively. The outcome of ASA’s collective bargaining negotiations cannot presently be determined. In addition to the ASA negotiations, if we or our affiliates are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages, subject to the requirements of the RLA.

We are facing significant litigation, including litigation arising from the terrorist attacks on September 11, 2001, and if any such significant litigation is concluded in a manner adverse to us, our financial condition and operating results could be materially adversely affected.

     We are involved in legal proceedings relating to antitrust matters, employment practices, environmental issues and other matters concerning our business. We are also a defendant in numerous lawsuits arising out of the terrorist attacks of September 11, 2001. It appears that the plaintiffs in these September 11 actions are alleging that we and many other air carriers are jointly liable for damages resulting from the terrorist attacks based on a theory of shared responsibility for passenger security screening at Boston-Logan International Airport, Washington Dulles International Airport and Newark Liberty International Airport. These lawsuits, which are in preliminary stages, generally seek unspecified damages, including punitive damages. Although federal law limits the financial liability of any air carrier for compensatory and punitive damages arising out of the September 11 terrorist attacks to no more than the limits of liability insurance coverage maintained by the air carrier, it is possible that we may be required to pay damages in the event of our insurer’s insolvency or otherwise.

     While we cannot reasonably estimate the potential loss for certain of our legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify damages being sought, if the outcome of any significant litigation is adverse to us, our financial condition and operating results could be materially adversely impacted.

We are at risk of losses and adverse publicity stemming from any accident involving our aircraft.

     If one of our aircraft were to crash or be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any future accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving an aircraft that we operate or is operated by an airline that is one of our codeshare partners could create a public perception that our aircraft are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on our aircraft and harm our business.

Issuances of equity in connection with our restructuring increase the likelihood that in the future our ability to utilize our federal income tax net operating loss carryforwards may be limited.

     Under federal income tax law, a corporation is generally permitted to deduct from taxable income in any year net operating losses carried forward from prior years. We have net operating loss carryforwards of approximately $8.8 billion as of March 31, 2005. Our ability to deduct net operating loss carryforwards could be subject to a significant limitation if we were to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code and undergo an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (an “Ownership Change”). Even outside of a Chapter 11 restructuring, there can be no assurances that future actions by us or third party will not trigger an Ownership Change resulting in a limitation on our ability to deduct net operating loss carryforwards.

Risk Factors Relating to the Airline Industry

Bankruptcies and other restructuring efforts by our competitors have put us at a competitive disadvantage.

     Since September 11, 2001, several air carriers have sought to reorganize under Chapter 11 of the U.S. Bankruptcy Code, including United Airlines, the second-largest U.S. air carrier, US Airways, the seventh largest U.S. air carrier, ATA Airlines, the tenth-largest U.S. air carrier, and several smaller competitors. Since filing for Chapter 11 on August 11, 2002, US Airways emerged from bankruptcy, but announced on September 12, 2004 that it is again seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code. In their respective proceedings, United and US Airways have reduced or are seeking to reduce their operating costs by reducing labor costs, including through renegotiating collective bargaining agreements, terminating pension plans, and restructuring lease and debt obligations. Additionally, American Airlines restructured certain labor costs and lowered its operating cost base. These reorganizations and restructurings have enabled these competitors to significantly lower their operating costs. Our unit costs went from being among the lowest of the hub-and-spoke carriers in 2002 to among the highest in 2004, a result that placed us at a serious competitive disadvantage. While we believe that the $5 billion in targeted annual benefits (compared to 2002) from our transformation plan, including $1 billion in long-term annual cost savings achieved through the new collective bargaining agreement with our pilots, will contribute to a reduction of our unit costs, our cost structure will still be higher than that of low-cost carriers.

The airline industry has changed fundamentally since the terrorist attacks on September 11, 2001, and our business, financial condition and operating results have been materially adversely affected.

     Since the terrorist attacks of September 11, 2001, the airline industry has experienced fundamental and permanent changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry has continued to experience a reduction in high-yield business travel and increased price sensitivity in customers’ purchasing behavior. In addition, aircraft fuel prices have recently been at historically high levels. The airline industry has continued to add or restore capacity despite these conditions. We expect all of these conditions will continue and may adversely impact our operations and profitability.

The airline industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results will be materially adversely affected.

     We face significant competition with respect to routes, services and fares. Our domestic routes are subject to competition from both new and established carriers, some of which have substantially lower costs than we do and provide service at low fares to destinations served by us. Our revenues continue to be materially adversely impacted by the growth of low-cost carriers, with which we compete in most of our markets. Significant expansion by low-cost carriers to our hub airports could have an adverse impact on our business. We also face increasing competition in smaller to medium-sized markets from rapidly expanding regional jet operators. In addition, we compete with foreign carriers, both on interior U.S. routes, due to marketing and codesharing arrangements, and in international markets.

The airline industry is subject to extensive government regulation, and new regulations may increase our operating costs.

     Airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the Federal Aviation Administration (“FAA”) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. We expect to continue incurring expenses to comply with the FAA’s regulations.

     Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per ticket tax on passengers and a tax on airlines. The federal government has recently proposed a significant increase in the per ticket tax. Due to the weak revenue environment, the existing tax has negatively impacted our revenues because we have not been able to increase our fares to pass these fees on to our customers. Similarly, the proposed ticket tax increase, if implemented, could negatively impact our revenues.

     Furthermore, we and other U.S. carriers are subject to domestic and foreign laws regarding privacy of passenger and employee data that are not consistent in all countries in which we operate. In addition to the heightened level of concern regarding privacy of passenger data in the United States, certain European government agencies are initiating inquiries into airline privacy practices. Compliance with these regulatory regimes is expected to result in additional operating costs and could impact our operations and any future expansion.

Our insurance costs have increased substantially as a result of the September 11 terrorist attacks, and further increases in insurance costs or reductions in coverage could have a material adverse impact on our business and operating results.

     As a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. Since September 24, 2001, the U.S. government has been providing U.S. airlines with war-risk insurance to cover losses, including those resulting from terrorism, to passengers, third parties (ground damage) and the aircraft hull. The coverage currently extends through August 31, 2005 (with a possible extension to December 31, 2005 at the discretion of the Secretary of Transportation). The withdrawal of government support of airline war-risk insurance would require us to obtain war-risk insurance coverage commercially, if available. Such commercial insurance could have substantially less desirable coverage than currently provided by the U.S. government, may not be adequate to protect our risk of loss from future acts of terrorism, may result in a material increase to our operating expenses and may not be obtainable at all, resulting in an interruption to our operations.

BUSINESS

General Description

     We are a major air carrier that provides scheduled air transportation for passengers and cargo throughout the United States and around the world. As of December 31, 2004, we (including our wholly-owned subsidiaries, ASA and Comair) served 176 domestic cities in 43 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, as well as 51 cities in 33 countries. With our domestic and international codeshare partners, our route network covers 224 domestic cities in 49 states, and 223 cities in 89 countries. We are managed as a single business unit.

     Based on calendar year 2004 data, we are the second-largest airline in terms of passengers carried, and the third-largest airline measured by operating revenues and revenue passenger miles flown. We are a leading U.S. transatlantic airline, serving the largest number of nonstop markets and offering the most daily flight departures. Among U.S. airlines, we have the second-most transatlantic passengers.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at the Atlanta Airport. Our telephone number is (404) 715-2600, and our Internet address is www.delta.com. We are not incorporating the contents of our website into this prospectus.

     See “Risk Factors — Risks Relating to Delta” and “Risk Factors — Risks Relating to the Airline Industry” for additional discussion of trends and factors affecting us and our industry.

USE OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, primarily to fund our operations, to repay debt or for any other purpose we describe in any applicable prospectus supplement. Our management will retain broad discretion in the allocation and use of the net proceeds from the sale of these securities.

DESCRIPTION OF CAPITAL STOCK

     The following statements relating to our capital stock do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the following documents, which are filed, or incorporated by reference, as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004: (a) the Certificate of Incorporation (the “Certificate”) and By-Laws (the “By-Laws”); (b) the Certificate of Designations, Preferences and Rights of the Series B ESOP Convertible Preferred Stock (the “Series B Preferred Stock”) and the Certificate of Designations, Preferences and Rights of the Series D Junior Participating Preferred Stock (the “Series D Preferred Stock”); and (c) the Rights Agreement, dated as of October 23, 1996, as amended (the “Rights Agreement”), between Delta and Wells Fargo Minnesota Bank, N.A., as successor Rights Agent to First Chicago Trust Company of New York as Rights Agent.

General

     The Certificate authorizes a total of 470,000,000 shares of capital stock, of which 450,000,000 may be shares of common stock and 20,000,000 may be shares of preferred stock. The preferred stock may be issued from time to time in one or more series, without shareowner approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be adopted by the board of directors. Thus, without shareowner approval, Delta could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of common stock.

     As of March 31, 2005, 142,361,926 shares of common stock were outstanding; 48,383,519 shares of common stock were held in treasury; 5,258,208 shares of Series B Preferred Stock were outstanding and 9,020,455 shares of common stock were reserved for issuance upon the conversion of the Series B Preferred Stock; 2,250,000 shares of Series D Preferred Stock had been authorized and reserved for issuance in connection with the rights described below; 12,500,005 shares of common stock were reserved for issuance upon the conversion of 8.00% Convertible Senior Notes due 2023; 23,923,445 shares of common stock were reserved for issuance upon conversion of 27/8% Convertible Senior Notes due 2024; 85,864,996 shares of common stock were reserved for issuance under Delta’s broad-based employee stock option plans; 15,811,640 shares of common stock were reserved for issuance under Delta’s 2000 Performance Compensation Plan; 250,000 shares of common stock were reserved for issuance under Delta’s Non-Employee Directors’ Stock Option Plan; and 389,753 shares of common stock were reserved for issuance under Delta’s Non-Employee Directors’ Stock Plan.

Common Stock

     Subject to the rights of the holders of any shares of preferred stock that may at the time be outstanding, record holders of common stock are entitled to such dividends as the board of directors may declare. Holders of common stock are entitled to one vote for each share held in their name on all matters submitted to a vote of shareowners and do not have preemptive rights or cumulative voting rights. Holders of the Series B Preferred Stock generally vote as a single class with the holders of common stock on matters upon which the common stock is entitled to vote and, subject to adjustment in certain circumstances, are entitled to two votes for each share of Series B Preferred Stock held in their name.

     Holders of common stock are not subject to further calls or assessments as a result of their holding shares of common stock. In July 2003, our board of directors suspended indefinitely the payment of quarterly cash dividends on the common stock. We are currently prohibited from paying dividends on our capital stock due to restrictions under Delaware law. See “— Series B Preferred Stock” below.

     If Delta is liquidated, the holders of shares of common stock are entitled to share ratably in the distribution remaining after payment of debts and expenses and of the amounts to be paid on liquidation to the holders of shares of preferred stock.

     Wells Fargo Minnesota Bank, N.A., is the registrar and transfer agent for the common stock.

Shareowner Rights Plan

     The Shareowner Rights Plan is designed to protect shareowners against attempts to acquire Delta that do not offer an adequate purchase price to all shareowners, or are otherwise not in the best interest of Delta and our shareowners. Under the plan, each outstanding share of common stock is accompanied by one-half of a preferred stock purchase right. Each whole right entitles the holder to purchase 1/100 of a share of Series D Preferred Stock at an exercise price of $300, subject to adjustment.

     The rights become exercisable only after a person acquires, or makes a tender or exchange offer that would result in the person acquiring, beneficial ownership of 15% or more of our common stock. If a person acquires beneficial ownership of 15% or more of our common stock, each right will entitle its holder (other than the acquiring person) to exercise his rights to purchase our common stock having a market value of twice the exercise price.

     If a person acquires beneficial ownership of 15% or more of our common stock and (1) we are involved in a merger or other business combination in which Delta is not the surviving corporation or (2) we sell more than 50% of our assets or earning power, then each right will entitle its holder (other than the acquiring person) to exercise his rights to purchase common stock of the acquiring company having a market value of twice the exercise price.

     The rights expire on November 4, 2006. Delta may redeem the rights for $0.01 per right at any time before a person becomes the beneficial owner of 15% or more of our common stock. Delta may also amend the rights in any respect so long as the rights are redeemable. At March 31, 2005, 2,250,000 shares of preferred stock were reserved for issuance under the Shareowner Rights Plan.

     The rights have certain anti-takeover effects. The rights could cause substantial dilution to a person or group that attempts to acquire Delta without conditioning the offer on redemption of the rights or on acquisition of substantially all of the rights. The rights should not, however, interfere with any merger or other business combination approved by the board of directors.

Certain Other Provisions of the Certificate

     Delaware law permits a corporation to eliminate the personal liability of its directors to the corporation or to any of its shareowners for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate provides for such limitation of liability.

     As permitted by Delaware law, the Certificate permits stockholder action by written consent only if such consent is unanimous. The affirmative vote of the holders of at least 75% of Delta’s then outstanding voting stock is required to amend, alter or repeal this provision.

     The Certificate also provides that any “Business Combination” involving Delta and a person (other than Delta or any subsidiary or employee benefit plan of Delta) who beneficially owns 10% or more of Delta’s voting stock (a “Related Person”) must be approved by (i) the holders of at least 75% of the votes entitled to be cast by the holders of Delta’s capital stock entitled to vote generally on the election of directors and (ii) a majority of the votes entitled to be cast by the holders of such voting stock, excluding stock beneficially owned by such Related Person (the “Voting Requirement”). The Voting Requirement does not apply if the Business Combination is approved by a majority of Continuing Directors (as defined), or complies with certain minimum price, form of consideration and other requirements. The Certificate defines Business Combination to include, among other things, (i) any merger or consolidation of Delta with, into or for the benefit of a Related Person; (ii) the sale by Delta of assets or securities to a Related Person, or any other arrangement with or for the benefit of a Related Person, which involves assets or securities valued at an amount equal to at least $15 million; (iii) the acquisition by Delta of assets or securities of a Related Person valued at an amount equal to at least $15 million: or (iv) the adoption of any plan for the liquidation or dissolution of Delta. Some of the Business Combinations to which the Voting Requirement would apply would not normally require stockholder approval under Delaware law. This provision of the Certificate cannot be amended, altered or repealed except by a vote similar to the Voting Requirement.

Series B Preferred Stock

     General

     On July 10, 1989, Delta amended its Savings Plan, effective July 1, 1989, to add an employee stock ownership plan feature (the “ESOP”). In connection with the establishment of the ESOP, Delta sold 6,944,450 shares of Series B Preferred Stock to the trustee of the ESOP for $72 per share, or approximately $500 million.

     In order to finance the purchase of the Series B Preferred Stock, the ESOP issued $481,400,400 principal amount of Guaranteed Serial ESOP Notes (the “Guaranteed Serial ESOP Notes”). The Guaranteed Serial ESOP Notes are guaranteed by Delta.

     Delta is obligated to make payments to the ESOP in order for the ESOP to make payments due under the Guaranteed Serial ESOP Notes and to fund investment elections of participants. As payments on the Guaranteed Serial ESOP Notes are made, shares of Series B Preferred Stock are credited to the participants’ accounts. All shares of Series B Preferred Stock not so credited are treated as unallocated under the Savings Plan.

     The shares of Series B Preferred Stock will be held in the name of the trustee (or its nominee) until redemption or conversion, and may not be sold by the trustee or distributed outside the Savings Plan except for resale to Delta. In the event of any transfer of shares of Series B Preferred Stock to any person other than the trustee, the shares so transferred, upon such transfer, shall be automatically converted into shares of common stock.

     Each share of Series B Preferred Stock has a stated value of $72; bears an annual cumulative cash dividend of 6% or $4.32; is convertible into 1.7155 shares of common stock (a conversion price of $41.97), subject to adjustment in certain circumstances; has a liquidation preference of $72, plus any accrued and unpaid dividends;

generally votes together as a single class with the common stock on matters upon which the common stock is entitled to vote; and has two votes, subject to adjustment in certain circumstances. If full cumulative dividends on the Series B Preferred Stock have not been declared, paid or set apart for payment when due, Delta (i) may pay only ratable dividends (in proportion to the accumulated and unpaid dividends) on the Series B Preferred Stock and any series of stock ranking on a parity with the Series B Preferred Stock, as to dividends and (ii) subject to certain exceptions, may not pay dividends on, or make any payment on account of the purchase, redemption or other retirement of, the common stock or any other class or series of stock ranking junior to the Series B Preferred Stock.

     Effective December 2003, our board of directors suspended indefinitely the payment of dividends on our Series B Preferred Stock to comply with Delaware law. Delaware law provides that a company may pay dividends only (1) out of “surplus,” which is generally defined as the excess of the company’s net assets over the aggregate par value of its issued stock; or (2) from its net profits for the fiscal year in which the dividend is paid or the preceding fiscal year. At December 31, 2003, we had a negative “surplus” and did not meet the net profits test.

     Also, effective December 2003, our board of directors changed the form of payment we will use to redeem shares of the Series B Preferred Stock when redemptions are required under the Savings Plan. For the indefinite future, we will pay the Alternative Redemption Price (as defined below), plus accrued and unpaid dividends, in shares of our common stock rather than in cash. The Board took this action to comply with Delaware law, which generally provides that a company may not purchase or redeem shares of its capital stock for cash or other property unless it has sufficient “surplus.” During 2004, we issued 6,330,551 shares of our common stock to redeem approximately 422,000 shares of Series B Preferred Stock under the Savings Plan. During the three month period ended March 31, 2005, we issued 2,520,093 shares of our common stock to redeem approximately 159,500 shares of Series B Preferred Stock under the Savings Plan. We cannot reasonably estimate future issuance of common stock for this purpose due to the various factors that would affect such an estimate, including the duration of the period during which we may not redeem Series B Preferred Stock for cash under Delaware law; the fair value of Delta common stock when Series B Preferred is redeemed; and the number of shares of Series B Preferred Stock redeemed by Savings Plan participants who terminate their employment with us or elect to diversify their Savings Plan accounts.

     As of March 31, 2005, there were issued and outstanding 5,258,208 shares of Series B Preferred Stock.

Mandatory Redemption

     Delta is required to redeem shares of Series B Preferred Stock, at any time, at a redemption price (the “Alternative Redemption Price”) equal to the greater of (i) the liquidation value of the Series B Preferred Stock to be redeemed and (ii) the fair market value of the shares of common stock issuable upon conversion of the Series B Preferred Stock to be redeemed plus, in either case, accrued and unpaid dividends on such shares of Series B Preferred Stock, to enable the trustee to provide for distributions to participants or to satisfy investment elections by participants under the Savings Plan. Delta is also required to redeem all of the outstanding shares of Series B Preferred Stock, at the redemption prices described below in the first sentence under “Optional Redemption” if (i) the Savings Plan is terminated or (ii) the ESOP is terminated.

     Delta may, at its option, pay the redemption price required upon any mandatory redemption of shares of Series B Preferred Stock in cash or shares of common stock (valued at fair market value), or in a combination thereof. See “— Series B Preferred Stock — General” for a description of certain limitations imposed by Delaware law.

Optional Redemption

     The Series B Preferred Stock is redeemable, in whole or in part, at $72.00 per share, plus, in each case, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption.

     Delta may redeem the Series B Preferred Stock, in whole or in part, at a redemption price equal to the liquidation preference of the Series B Preferred Stock to be redeemed, if a change in any law or regulation has the effect of limiting or making unavailable to Delta any of the tax deductions for amounts paid on the shares of Series B Preferred Stock when such amounts are used under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). Delta may also redeem any or all of the Series B Preferred Stock, at its option, at the Alternative Redemption Price if the Series B fails to qualify under Section 4975 of the Code. Upon the termination of a Savings Plan participant’s employment, Delta may elect to redeem any or all of the Series B Preferred Stock held for the account of such participant at the Alternative Redemption Price.

     Delta may, at its option, pay the redemption price required upon any voluntary redemption of shares of Series B Preferred Stock in cash or in shares of common stock (valued at fair market value), or in a combination thereof. See “—Series B Preferred Stock—General” for a description of certain limitations imposed by Delaware law.

Voting

     The Savings Plan provides that shares of Series B Preferred Stock allocated to the account of a Savings Plan participant will be voted by the trustee in accordance with the participant’s confidential voting instructions or, if no voting instructions are received by the trustee, in the same proportion as the votes cast on allocated shares of Series B Preferred Stock and common stock in the ESOP pursuant to participants’ confidential voting instructions. The Savings Plan further provides that shares of Series B Preferred Stock not yet allocated to any participant’s account will be voted by the trustee in proportion to the votes cast with respect to allocated shares of Series B Preferred Stock and common stock in the ESOP for which voting instructions are received.

Limitations on Directors’ Liability

     Our Certificate of Incorporation eliminates the personal liability of a director to us and our shareowners for monetary damages for certain breaches of his or her fiduciary duty as a director to the fullest extent permitted under the General Corporation Law of the State of Delaware.

     This provision offers persons who serve on our board of directors protection against awards of monetary damages resulting from certain breaches of their fiduciary duty, including grossly negligent business decisions made in connection with takeover proposals for us, and limits our ability or the ability of one of our shareowners to prosecute an action against a director for a breach of fiduciary duty.

Indemnification of Directors and Officers

     Our Certificate provides that we will indemnify any of our directors, officers or employees to the fullest extent permitted by the General Corporation Law of the State of Delaware against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which any such person may be involved by reason of the fact that he or she is or was our director, officer or employee. We carry insurance policies in standard form indemnifying our directors and officers against liabilities arising from certain acts performed by them in their capacities as our directors and officers. These policies also indemnify us for any sums we may be required or permitted to pay by law to our directors and officers as indemnification for expenses they may have incurred.

Exchange Listing

     Our common stock is listed on the New York Stock Exchange under the symbol “DAL”.

Anti-Takeover Effects of Delaware Law

     Delta is subject to the “business combination” provisions of Section 203 of Delaware law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	prior to the date the interested stockholder obtained such status, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareowners by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to an interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Delta and, accordingly, may discourage attempts to acquire Delta even though such a transaction may offer Delta’s shareowners the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF OFFERED PREFERRED STOCK

     This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

     We have summarized certain terms of the certificate of designations below. The summary is not complete. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

     Under the Certificate of Incorporation, our Board of Directors has the authority to

•	create one or more series of preferred stock,

•	issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized, and

•	determine the preferences, rights, privileges and restrictions of any series.

     Our Board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.

     The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

     Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further shareholder action.

     The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either senior or subordinated debt of Delta. We will issue debt securities that will be senior debt under the senior debt indenture between us and The Bank of New York Trust Company, N.A. as senior debt trustee. We will issue debt securities that will be subordinated debt under the subordinated debt indenture between us and The Bank of New York Trust Company, N.A. as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the trustee and collectively as the trustees. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination. See “— Subordinated Debt” below for additional information.

     Neither indenture will limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the designation, aggregate principal amount and authorized denominations;

•	the date or dates on which the principal of the debt securities is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or other provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences, including whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of any deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including, without limitation, any exchangeability or convertibility provisions and any additional events of default or covenants.

Senior Debt

     We will issue under the senior debt indenture the debt securities that will constitute part of the senior debt of Delta. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Delta.

Subordinated Debt

     We will issue under the subordinated debt indenture the debt securities that will constitute part of the subordinated debt of Delta. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to the prior payment of all “senior debt” of Delta. The subordinated debt indenture defines “senior debt” as, among other things, obligations of, or guaranteed or assumed by, Delta for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether outstanding on the original issue date for any series of subordinated debt securities or thereafter created. “Senior debt” does not include any obligation to Delta, trade payables, any debt incurred in violation of the subordinated debt indenture, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior debt. See the subordinated debt indenture for additional information.

     Upon any payment or distribution of our assets to creditors upon a total or partial liquidation or a total or partial dissolution of us or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property:

•	holders of senior debt securities will be entitled to receive payment in full in cash of all obligations in respect of such senior debt before holders of subordinated debt securities will be entitled to receive any payment of principal of or interest on the subordinated debt securities of any series; and

•	until the senior debt is paid in full, any distribution to which holders of subordinated debt securities of any series would be entitled but for such subordination provisions shall instead be made to holders of senior debt securities as their interests may appear.

     We will not pay the principal of or interest on the subordinated debt securities of any series or make any deposit pursuant to Article 8 of the subordinated debt indenture and will not repurchase, redeem or otherwise retire any subordinated debt securities of any series if, at the time, any "designated senior debt" has not been paid when due, whether at maturity, upon redemption or mandatory repurchase, acceleration, or otherwise, and the default has not been cured or waived.

     “Designated senior debt” is defined as any senior debt specifically designated as designated senior debt in the instrument governing such senior debt and in an officers’ certificate received by the trustee.

     During the continuance of any other default with respect to any designated senior debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice that may be required to effect acceleration) or upon the expiration of a grace period, we will not pay the subordinated debt securities of any series for a period (i) commencing upon the receipt by us and the trustee of written notice of default from the holders of any designated senior debt specifying an election to effect a payment blockage period and (ii) ending 179 days thereafter (or earlier if the payment blockage period is terminated (i) by written notice to the trustee and us from the person that gave the notice, (ii) by repayment in full of such senior debt or (iii) because the default giving rise to the notice is no longer continuing).

     Subject to the preceding paragraph, unless the holders of such senior debt have accelerated the maturity of such senior debt, we may resume payments on the subordinated debt securities of each series after the payment blockage period. See the subordinated debt indenture for additional information regarding the terms of subordination.

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of the most recent fiscal quarter.

Events of Default

     When we use the term “Event of Default” in the indentures with respect to the debt securities of any series, here are some examples of what we mean:

(1)	default in the payment of any interest upon any debt security of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of any debt security of such series when it becomes due and payable and the continuance of such default for a period of 5 Business Days;

(3)	default in the performance, or breach, of any of our covenants or warranties in the indenture with respect to any debt security of such series (other than defaults specified in clause (1) or (2) above), and continuance of such default or breach for a period of 60 days after there has been given to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected thereby a written notice specifying such default or breach and requiring it to be remedied;

(4)	certain events involving our bankruptcy, insolvency or reorganization; or

(5)	any other Events of Default set forth in the applicable prospectus supplement.

     If an Event of Default (other than an Event of Default specified in clause (4) with respect to Delta) under each indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series will, declare the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the debt securities), together with all accrued and unpaid interest and premium, if any, to be immediately due and payable. Upon a declaration of acceleration, the principal, accrued and unpaid interest and premium, if any, shall be immediately due and payable.

     If an Event of Default specified in clause (4) with respect to Delta occurs and is continuing under the indenture, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the debt securities) and accrued interest, if any, will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

     After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in aggregate principal amount of outstanding debt securities of all series affected (voting as a single class) may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of at least a majority in principal amount of the outstanding debt securities of all series affected (voting as a single class) also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

     Holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected (voting as a single class) may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected (voting as a single class). These limitations do not apply, however, to the right of any holder of a debt security to receive payment of the principal, premium, if any, or interest on, that debt security or to bring suit for the enforcement of any payment, on or after the due date expressed in the debt securities, which right shall not be impaired or affected without the consent of the holder.

     During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

     We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

     Each indenture may be amended or supplemented without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation;

•	evidence and provide for the acceptance of appointment with respect to the debt securities by a successor trustee;

•	provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	establish the form or forms of debt securities of any series or of the coupons appertaining thereto;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not materially and adversely affect the rights of any holder.

     The subordinated debt indenture may be amended without the consent of any holder of subordinated debt securities to make any change to the subordination provisions thereunder that would limit or terminate the benefits available to any holder of senior debt securities under such provisions. However, an amendment may not effect any such change that adversely affects the rights of any holder of senior debt securities then outstanding unless holders of a majority in aggregate principal amount of senior debt securities, or representatives for such holders, consent to such change.

     Other amendments and modifications of each indenture or the debt securities of any series issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (all such series voting together as a single class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, the debt securities;

•	reduce the principal amount of, the interest rate on or any premium payable with respect to the debt securities;

•	adversely affect the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder, or reduce the amount of the principal of an original issue discount security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy;

•	change any place of payment where, or the currency in which, any debt security or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

•	reduce the percentage in principal amount of outstanding debt securities of the relevant series the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture;

•	waive a default in the payment of principal of or interest on any debt security of such holder; or

•	modify any of the provisions of the section of the indentures dealing with amendments and modifications with the consent of holders, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

     A supplemental indenture which changes or eliminates any covenant or other provision of an indenture which has expressly been included solely for the benefit of one or more particular series of debt securities issued under an indenture, or which modifies the rights of holders of debt securities of that series with respect to that covenant or provision, shall be deemed not to affect the rights under the applicable indenture of the holders of debt securities of any other series issued under the indenture or of the coupons appertaining to those debt securities.

     The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of subordinated debt securities then outstanding that would be adversely affected by such an amendment. See section 9.02 of the subordinated debt indenture.

Covenants

     Consolidation, Merger, Conveyance, Transfer or Lease

     We will not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	in case we consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety will be a person, will be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and interest on all the debt securities and the performance or observance of every covenant of the indenture on our part to be performed or observed; and

•	we will have delivered to the trustee an officers certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with.

     Upon any consolidation of us with, or merger of us into, any other person or any conveyance, transfer or lease of our properties and assets substantially as an entirety, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, Delta under the indenture with the same effect as if such successor person had been named as Delta therein, and thereafter, except in the case of a lease, the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Satisfaction, Discharge and Defeasance

     We may terminate our obligations under each indenture and under the debt securities of any series, when:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation and we have paid all sums payable under the indenture; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation will become due and payable within one year or we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire principal, interest and any premium on the series of debt securities and we have delivered to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

     The indentures provide that we will be deemed to have paid and will be discharged from all obligations in respect of the debt securities of any series and that the provisions of the indentures will no longer be in effect with respect to the debt securities issued thereunder (except for, among other matters, certain obligations to register the transfer or exchange of the debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

•	we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest on the debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption, as the case may be; provided that any redemption before maturity shall be irrevocably provided for under arrangements satisfactory to the trustee;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit;

•	we have delivered to the trustee (1) either (x) a ruling directed to the trustee received from the Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of our option under this defeasance provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred or (y) an opinion of counsel to the same effect as the ruling described in clause (x) above (in the case of covenant defeasance described below, only the item in clause (y)) and (2) an opinion of counsel to the effect that the holders of the debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent relating to such defeasance of the debt securities of such series have been complied with.

     We may also elect to have our obligations released with respect to any specific covenants in the indentures (“covenant defeasance”) if we comply with the above requirements. Any omission to comply with such obligations will not constitute an Event of Default with respect to the debt securities of any series.

DESCRIPTION OF RIGHTS

     We may issue rights to purchase our common stock. Rights may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of rights will be issued under a separate rights agreement to be entered into between us and Wells Fargo Minnesota Bank, N.A. The terms of any rights to be issued and a description of the material provisions of the applicable rights agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

     We may issue warrants to purchase our senior and/or subordinated debt securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase of our common stock. Each purchase contract will entitle the holder thereof to purchase common stock at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase such common stock, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior debt indenture or the subordinated debt indenture.

DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, rights, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities issued by us or by third parties. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, rights, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

     Each debt security, right, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, rights, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

     Registered Global Securities. We may issue the registered debt securities, rights, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

     If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Delta, the trustees, the warrant agents, the unit agents or any other agent of Delta, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

     If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

     We may sell the securities in any of three ways or in any combination: (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including

(a)	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

(b)	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

(c)	any securities exchanges on which the securities may be listed.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

     We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Delta at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

     Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

     Subject to the limitations under Rule 415(a)(4)(ii) under the Securities Act, we may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers who may participate in any at-the-market offerings include Goldman, Sachs & Co.

VALIDITY OF SECURITIES

     The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

     The consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from Delta’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in (1) their report dated March 9, 2005 relating to the consolidated financial statements of Delta Air Lines, Inc. (which report expresses an unqualified opinion on the Company’s consolidated financial statements and includes explanatory paragraphs relating to the Company’s ability to continue as a going concern and the Company’s change in its method of accounting for goodwill and other intangible assets, effective January 1, 2002, to conform with Statement of Financial Accounting Standards No. 142) and (2) their report dated March 9, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report (which report includes an explanatory paragraph relating to the Company's ability to continue as a going concern) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

Amount to be
Paid
Registration fee	$58,850
Printing	25,000
Legal fees and expenses (including Blue Sky fees)	150,000
Trustee fees	2,500
Accounting fees and expenses	30,000
Miscellaneous	2,920

TOTAL	$269,270

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

     The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     The form of Underwriting Agreement to be filed on a Form 8-K and incorporated by reference as Exhibit 1.1 to this Registration Statement will provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
1.1	Form of Underwriting Agreement.*

4.1	Delta’s Certificate of Incorporation (Filed as Exhibit 3.1 to Delta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).**

4.2	Form of Senior Debt Indenture between the Registrant and The Bank of New York Trust Company, N.A.

4.3	Form of Subordinated Debt Indenture between the Registrant and The Bank of New York Trust Company, N.A.

4.4	Form of Rights Agreement.***

4.5	Form of Warrant Agreement.***

4.6	Form of Purchase Contract.***

4.7	Form of Units Agreement.***

5.1	Opinion of Davis Polk & Wardwell.

12.1	Statement Regarding Computations of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each year in the five-year period ended December 31, 2004 (Filed as Exhibit 12.1 to Delta’s Registration Statement on Form S-3 (Registration No. 333-121473)).**

12.2	Statement Regarding Computations of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the three months ended March 31, 2005 and 2004 (Filed as Exhibit 12 to Delta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).**

15.1	Letter from Deloitte & Touche LLP regarding unaudited interim financial information.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).****

25.1	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A. for Senior Debt Indenture.

25.2	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A. for Subordinated Debt Indenture.

*	To be filed on a Form 8-K and incorporated by reference prior to the issuance of any securities pursuant to this prospectus.

**	Incorporated by reference.

***	To be filed on a Form 8-K and incorporated by reference prior to the issuance of such securities pursuant to this prospectus.

****	Previously filed.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 11th day of May, 2005.

DELTA AIR LINES, INC.
By:	/s/ Michael J. Palumbo
Name Michael J. Palumbo
	Title:	Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the 11th day of May, 2005.

Signature	Title

* Gerald Grinstein	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Michael J. Palumbo Michael J. Palumbo	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Edward H. Budd	Director
* David R. Goode	Director
Arthur E. Johnson	Director
* Karl J. Krapek	Director
* Paula Rosput Reynolds	Director

Signature		Title
* John F. Smith, Jr.		Chairman of the Board
* Joan E. Spero		Director
Larry D. Thompson		Director
* Kenneth B. Woodrow		Director

*By:	/s/ Michael J. Palumbo Michael J. Palumbo, as Attorney-in-Fact	Director

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement.*

4.1	Delta’s Certificate of Incorporation (Filed as Exhibit 3.1 to Delta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).**

4.2	Form of Senior Debt Indenture between the Registrant and The Bank of New York Trust Company, N.A.

4.3	Form of Subordinated Debt Indenture between the Registrant and The Bank of New York Trust Company, N.A.

4.4	Form of Rights Agreement.***

4.5	Form of Warrant Agreement.***

4.6	Form of Purchase Contract.***

4.7	Form of Units Agreement.***

5.1	Opinion of Davis Polk & Wardwell.

12.1	Statement Regarding Computations of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each year in the five-year period ended December 31, 2004 (Filed as Exhibit 12.1 to Delta’s Registration Statement on Form S-3 (Registration No. 333-121473)).**

12.2	Statement Regarding Computations of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the three months ended March 31, 2005 and 2004 (Filed as Exhibit 12 to Delta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).**

15.1	Letter from Deloitte & Touche LLP regarding unaudited interim financial information.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).****

25.1	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A. for Senior Debt Indenture.

25.2	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A. for Subordinated Debt Indenture.

*	To be filed on a Form 8-K and incorporated by reference prior to the issuance of any securities pursuant to this prospectus.

**	Incorporated by reference.

***	To be filed on a Form 8-K and incorporated by reference prior to the issuance of such securities pursuant to this prospectus.

****	Previously Filed.